SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                   FUNCO, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                   FUNCO, INC.
                             10120 West 76th Street
                              Minneapolis, MN 55344

                                                                  June 26, 1998
Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Funco, Inc. The meeting will be held at 10:00 a.m. Central Daylight Time on Friday, July 31, 1998, at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343. I encourage you to attend. Whether or not you plan to attend the meeting, I urge you to vote your proxy.

          On behalf of our Board of Directors and employees, thank you for your continued support and interest in Funco, Inc.


                                            Sincerely,



                                            David R. Pomije
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                   FUNCO, INC.
                             10120 West 76th Street
                          Minneapolis, Minnesota 55344

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

         Please take notice that the 1998 Annual Meeting of Shareholders of Funco, Inc., a Minnesota corporation (the "Company"), will be held at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Friday, July 31, 1998, at 10:00 a.m. Central Daylight Time, to consider and vote upon the following matters, as described in the accompanying Proxy Statement:

         1.    Election of directors of the Company.

         2. Approval of the amendment to the Company's 1993 Stock Option Plan to increase the number of shares reserved for issuance under such plan.

         3. Ratification of appointment of Ernst & Young LLP as independent auditors of the Company.

         4. Such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

         The Board of Directors of the Company has fixed the close of business on June 16, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         Shareholders who do not expect to be personally present at the Annual Meeting are urged to vote, sign, date and return the accompanying proxy in the enclosed, postage paid return envelope as soon as possible. The Board of Directors of the Company sincerely hopes, however, that all shareholders who can attend the Annual Meeting will do so.


                                            By Order of the Board of Directors



                                            Robert M. Hiben
                                            SECRETARY

June 26, 1998

                                   FUNCO, INC.
                             10120 WEST 76TH STREET
                          MINNEAPOLIS, MINNESOTA 55344


                                 PROXY STATEMENT
--------------------------------------------------------------------------------


             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 31, 1998

--------------------------------------------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by the Board of Directors of Funco, Inc. (the "Company") in connection with the 1998 Annual Meeting of Shareholders of the Company, which will be held on July 31, 1998, and any adjournments thereof.

         A person giving the enclosed proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received at the offices of the Company, addressed to the attention of Robert M. Hiben, on or before July 30, 1998. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting hall. Unless so revoked, all properly executed proxies will be voted as specified.

         In the event no choice is specified on the proxy, the shares represented by such proxy will be voted FOR the nominees for directors set forth herein and FOR Proposals 2 and 3. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the proxy will vote the same in accordance with their discretion.

        Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (but not the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (the broker non-votes), those shares will not be deemed to be present for purposes of calculating the vote required for approval of such matters.

         Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but officers, directors and other employees of the Company may also solicit proxies by telephone, telegraph or personal calls. No extra compensation will be paid by the Company for such solicitation. The Company may reimburse brokers, banks and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals. This Proxy Statement is first being mailed to shareholders on or about June 26, 1998.

                                  VOTING RIGHTS

         Only shareholders of record at the close of business on June 16, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, there were issued and outstanding 6,207,179 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the Annual Meeting. Each shareholder of record is entitled to one vote for each share registered in the shareholder's name as of the record date. The Articles of Incorporation of the Company do not grant shareholders the right to vote cumulatively for the election of directors. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

                            OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information as of June 16, 1998 (or as indicated below), with respect to the stock ownership of all persons known by the Company to be beneficial owners of more than five percent of its outstanding shares of Common Stock, each director, each nominee for director, each of the Named Executive Officers and all directors and executive officers of the Company as a group:


                                                                NUMBER OF SHARES         PERCENT OF
 NAME AND ADDRESS OF BENEFICIAL OWNER OR IDENTITY OF GROUP     BENEFICIALLY OWNED    OUTSTANDING SHARES
-----------------------------------------------------------    ------------------    ------------------

David R. Pomije.........................................            1,775,631(1)           28.4%
   10120 West 76th Street
   Minneapolis, MN 55344
SAFECO Asset Management Company.........................              519,400(2)            8.4%
   601 Union Street
   Suite 2500
   Seattle, WA 98101-4074
Woodland Partners LLC...................................              377,700(3)            6.1%
   60 South Sixth Street
   Suite 3750
   Minneapolis, MN 55402
Crestone Capital Management, Inc. ......................              360,580               5.8%
   7720 Belleview Avenue
   Suite 220
   Englewood, CO 80111-2614
Stanley A. Bodine.......................................              165,157(4)            2.6%
Richard T. Guidera......................................               11,500(5)        Less than 1%
George E. Mileusnic.....................................               29,500(6)        Less than 1%
Patrick J. Ferrell......................................                8,000(7)        Less than 1%
Jeffrey R. Gatesmith....................................               74,411(8)            1.2%
Robert M. Hiben.........................................               61,256(9)            1.0%
All directors and executive officers as a group
    (7 persons).........................................            2,125,455(10)          32.8%
------------------------

(1) Includes 52,181 shares issuable upon exercise of currently exercisable options and options exercisable within 60 days of the record date ("currently exercisable options").
(2) Based on Schedule 13G dated February 10, 1998, filed jointly by SAFECO Common Stock Trust ("CST"), SAFECO Asset Management Company ("AMC") and SAFECO Corporation ("SAFECO"). AMC, a subsidiary of SAFECO, is an investment adviser and has shared voting and dispositive power over all of such shares, including shares held by CST, an investment company.
(3) Based on Schedule 13G dated February 4, 1998, filed by Woodland Partners LLC, which has sole voting power over 320,400 shares and shared voting power over 57,300 shares.
(4) Includes 99,255 shares issuable upon exercise of currently exercisable options.
(5) Includes 6,500 shares issuable upon exercise of currently exercisable options.
(6) Includes 11,000 shares issuable upon exercise of currently exercisable options.
(7) Includes 7,000 shares issuable upon exercise of currently exercisable options.
(8) Includes 55,161 shares issuable upon exercise of currently exercisable options.
(9) Includes 49,506 shares issuable upon exercise of currently exercisable options.
(10) Includes 280,603 shares issuable upon exercise of currently exercisable options.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

        Management has nominated the individuals listed below for election as directors, each to serve until the next Annual Meeting of Shareholders and until his successor is elected and qualified or until his earlier resignation or removal.

        Unless instructed not to vote for the election of directors or not to vote for any specified nominee, the proxies will vote to elect the listed nominees. If any of the nominees are not candidates for election at the Annual Meeting, which is not currently anticipated, the proxies may vote for such other persons as they, in their discretion, may determine.

                            NAME                        AGE       DIRECTOR SINCE
            -------------------------------------       ---       --------------

            David R. Pomije......................        42           1988
            Stanley A. Bodine....................        48           1992
            Richard T. Guidera..............             69           1992
            George E. Mileusnic..................        43           1993
            Patrick J. Ferrell...................        41           1995

        DAVID R. POMIJE is the founder of the Company and has been chairman of the board and chief executive officer of the Company since its inception in March 1988. He also served the Company as its president and chief financial officer until April 1995. Mr. Pomije's prior experience includes nine years within the consumer electronics industry. Mr. Pomije currently serves on the Board of Directors of Excelsior-Henderson Motorcycle Manufacturing Company.

        STANLEY A. BODINE was named president and chief operating officer of the Company in April 1995. He served as executive vice president from March 1992 to April 1995, and has been a director of the Company since May 1992. From October 1991 to March 1992, he worked for Funco as a management consultant. Mr. Bodine held various management positions with The Pillsbury Company from 1978 to 1991, most recently as senior vice president of The Haagen-Dazs Company, with responsibility for business development in the United States, Europe and the Pacific Rim. He also served as general manager of Haagen-Dazs International and director of planning and development for Pillsbury's domestic and international divisions.

        RICHARD T. GUIDERA was elected to the Board of Directors in September 1992. Since 1984, Mr. Guidera has been president of The Guidera Group, Inc., a firm providing shopping center consulting and business brokerage services to retailers and shopping center developers. Prior thereto he had served as executive vice president of operations and leasing and a partner of The Center Companies, which was formed in 1980 as the successor to Dayton-Hudson Properties. Mr. Guidera was twice selected as state director to the International Council of Shopping Centers (1979 to 1982 and 1987 to 1990) and was a recipient of the ICSC Distinguished Service Award (1990).

        GEORGE E. MILEUSNIC was elected to the Board of Directors in December 1993. Mr. Mileusnic is currently an independent consultant. From 1996 to 1998, he served as executive vice president of administration of the Outdoor Recreation division of The Coleman Company, Inc., a leading manufacturer and marketer of brand name consumer products for the camping and related outdoor recreational markets in the United States, Canada, Europe and Japan. From 1994 to 1996, he served as executive vice president and chief financial officer of The Coleman

Company. He joined The Coleman Company in September 1989 as senior vice president and chief financial officer. From 1987 to 1989, he was senior vice president and controller of Burger King Corporation, a subsidiary of The Pillsbury Company. Mr. Mileusnic currently serves on the Board of Directors of Intrust Funds Trust.

        PATRICK J. FERRELL was elected to the Board of Directors in May 1995. Mr. Ferrell is currently the president, chief executive officer and co-founder of SocialNet, Inc., a company which provides business-to-business Internet solutions in the social networking area. Prior thereto, he was president of Strategies & Internet Consulting, providing consultant services to the interactive entertainment industry. From 1989 to 1997, Mr. Ferrell served as chief executive officer of Infotainment World, Inc., a subsidiary of IDG Communications which publishes GAMEPRO, S.W.A.T. PRO and PC GAMES magazines, as well as related tip books and strategy guides. While with Infotainment World, Mr. Ferrell created and co-produced the Electronic Entertainment Expo, the world's largest trade show dedicated exclusively to interactive entertainment products and services. Mr. Ferrell, a CPA, has held a variety of financial management positions at Visa, U.S.A., Failure Analysis Associates, Foster Farms and KPMG Peat Marwick LLP. Mr. Ferrell currently serves on the Board of Directors of Hypermedia Communications.

DIRECTORS' COMPENSATION

        Directors who are not otherwise employees of the Company are paid a annual retainer of $2,400, plus $200 for each committee meeting attended which is not held on the same date as a regular board meeting. During fiscal 1998, an aggregate of $7,200 was paid to outside directors for their services. Nonemployee directors are eligible for stock option awards under the Company's 1992 Stock Option Plan for Nonemployee Directors. During fiscal 1998 options to purchase an aggregate of 4,500 shares at an exercise price of $19.85 were granted to the Company's nonemployee directors. During fiscal 1998 two directors exercised options, which had been granted in previous years, for 3,500 shares realizing a value of $44,238.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

        The Board of Directors met two times during fiscal 1998. All directors attended each of the meetings of the Board and the committees on which they served. The Board of Directors has Executive, Compensation and Audit Committees, each comprised of two members. The Board of Directors does not have a Nominating Committee.

        EXECUTIVE COMMITTEE. The Executive Committee is authorized to take action between meetings of the Board, subject to Board ratification. The Executive Committee did not meet during fiscal 1998. The current members of the Executive Committee are Messrs. Pomije and Bodine.

        COMPENSATION COMMITTEE. The principal function of the Compensation Committee is to make recommendations to the Board of Directors concerning the compensation of executive officers and other management personnel. The Compensation Committee met two times during fiscal 1998. The current members of the Compensation Committee are Messrs. Guidera and Mileusnic.

        AUDIT COMMITTEE. The Audit Committee has the principal function of reviewing the adequacy of the Company's internal controls, conferring with the independent auditors concerning the scope of their examination of the books and records of the Company, recommending to the Board of Directors the appointment of independent auditors and considering other appropriate matters regarding the financial affairs of the Company. The Audit Committee met one time during fiscal 1998. The current members of the Audit Committee are Messrs. Mileusnic and Ferrell.

                                 PROPOSAL NO. 2

             APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED FOR
                             1993 STOCK OPTION PLAN

        The 1993 Stock Option Plan (the "Plan") was adopted in May 1993. The Plan initially reserved 348,750 shares for issuance upon exercise of options granted under the Plan. Subsequently, with shareholder approval, the plan was amended to reserve an additional 300,000 shares. The number of shares available under the Plan increases annually on May 1st by an amount equal to one percent (1%) of the number of shares of the Company's Common Stock outstanding at the prior fiscal year end. As of June 16, 1998, an aggregate of 945,595 shares of Common Stock has been reserved for issuance under the Plan, including 61,845 shares reserved as of May 1, 1998.

        PROPOSED INCREASE IN NUMBER OF SHARES. As of the end of fiscal 1998, 804,551 of the shares reserved under the Plan were subject to outstanding options and 99,941 options granted under the Plan had been exercised. The Board anticipates that it will continue to grant options to management employees as part of its incentive program. In order to have sufficient shares available, the Board has recommended that the number of shares reserved for issuance under the Plan be increased by 300,000 to 1,245,595. The Board expects that this increase will provide sufficient shares for future option grants at least through fiscal 2002. As of June 16, 1998, 6,207,179 shares of Common Stock were issued and outstanding. On June 16, 1998, the closing price for the Company's Common Stock on The Nasdaq National Market was $12.3125 per share.

        DESCRIPTION OF PLAN. The Plan provides for grants of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986 (the "Code"), and nonqualified stock options. Except for the authority to grant incentive stock options, which expires in 2003, the Plan has no expiration date but may be terminated by the Board of Directors at any time, subject to the rights of the holders of options previously granted under the Plan.

        SHARES SUBJECT TO THE PLAN. The shares of Common Stock that may be issued under the Plan may be unissued shares or treasury shares. The Plan provides for appropriate adjustment in the number of shares subject to the Plan and to the options previously granted if there is a stock split, stock dividend, reorganization or other relevant change affecting the Company's corporate structure or its equity securities. If shares subject to an option are not issued to the extent permitted prior to expiration of the option or an option is otherwise forfeited, the shares will become available for inclusion in future option grants.

        ADMINISTRATION. The Plan is administered by the Board or a committee composed of no fewer than two directors. The Board or committee determines the participants, grants stock options, establishes rules and regulations for the operation of the Plan and determines the price, term, vesting schedule, number of shares and other terms of options. The Board or committee may delegate its powers and duties to members of the Company with respect to participants who are not subject to Section 16 under the Securities Exchange Act of 1934 (the "Exchange Act").

        ELIGIBLE PARTICIPANTS. Employees who have received or are eligible to receive options under the Plan are the officers and certain other key employees of the Company, which as of June 16, 1998 totaled 295 persons. The number of grantees could vary from year to year.

        The following table sets forth as of June 16, 1998, the number of stock options granted to the Named Executive Officers (see "Summary Compensation Table"), all current executive officers as a group, all persons who have received grants to purchase 5% or more of the shares available under the Plan and all employees as a group. No nonemployee director or other nonemployee has received grants under the Plan.


                                                                TOTAL OPTIONS
                                                         GRANTED AND OUTSTANDING
                                                               UNDER THE PLAN
                                                          ----------------------
        Named Executive Officers:
             David R. Pomije............................         112,414
             Stanley A. Bodine..........................         130,495
             Jeffrey R. Gatesmith.......................          76,041
             Robert M. Hiben............................          69,320

        All executive officers as a group (4 persons)...         388,270

        Richard A. Crandall.............................          55,159

        All employees as a group
         (excluding executive officers).................         416,281


        SUBSEQUENT GRANT. Subsequent to June 16, 1998, the board of directors has granted to officers and key employees, subject to shareholder approval of this amendment, options to purchase a total of 170,000 shares. The following table sets forth such grant:


                                                                       OPTIONS
                                                                       GRANTED
                                                                    ------------
        Named Executive Officers:
             David R. Pomije.............................              21,000
             Stanley A. Bodine...........................              21,000
             Jeffrey R. Gatesmith........................              10,000
             Robert M. Hiben.............................              10,000

        All executive officers as a group (4 persons)....              62,000

        Richard A. Crandall..............................               6,500

        All employees as a group
         (excluding executive officers)..................             108,000


        STOCK OPTIONS. Options granted under the Plan may be in the form of either options that qualify as "incentive stock options" under Section 422 of the Code ("ISOs") or those that do not qualify as such ("NQSOs"). The term of an option will be fixed by the Board or committee, but no ISO may have a term of more than ten years from the date of grant. Options will be exercisable at such times as determined by the Board or committee. The option exercise price will be determined by the Board or committee at the time of grant but will not be less than 85% of the fair market value of the Common Stock on the date of grant (100% of the fair market value for ISOs). The grantee may pay the option price in cash or, if permitted by the Board or committee, by promissory note or delivering to the Company shares of Common Stock already owned by the grantee that have a fair market value equal to the option exercise price. The Code places the following additional restrictions on the award of ISOs. If an ISO is granted to a participant who owns, at the date of grant, in excess of 10% of the Company's outstanding Common Stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the ISO may be no more than five years from the date of grant. The total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant).

        TERMINATION OF EMPLOYMENT. Options granted under the Plan are not transferable other than by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules and regulations thereunder. Following the death of an optionee, any option held may be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Board or committee may determine at or after grant, by the legal representative of the optionee's estate or by any person who acquired the option by will or the laws of descent and distribution for a period of one year (or such other period as the Board or committee may specify at grant) from the date of such death or until the expiration of the stated term of the option, whichever period is shorter. If a participant's employment by the Company is terminated by reason of disability, any option held by such participant may thereafter be exercised, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or committee may determine at or after grant for a period of one year from the date of termination (or such other period specified by the Board or committee at the time of grant) or until the expiration of the stated term of the option, whichever period is shorter. If the optionee dies prior to the expiration of any unexercised option, the option may thereafter be exercised to the extent it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of the option, whichever period is shorter. If any optionee's employment by the Company is terminated for any other reason, the option may be exercised, to the extent otherwise then exercisable, for the lesser of three months from the date of termination of employment or the balance of the term of the option.

        CHANGE IN CONTROL. In the event of a "Change in Control" or "Potential Change in Control" (each as defined in the Plan), any option granted under the Plan will become fully exercisable and vested and the value of all outstanding options shall, unless otherwise determined by the Board or the committee in its sole discretion prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" (as defined in the Plan) as of the date such Change in Control or Potential Change in Control is determined to have occurred or such other date as the Board or committee may determine prior to the Change in Control.

         For purposes of the Plan, a "Change in Control" occurs when (i) any person or group of persons (as defined in the Exchange Act and the rules thereunder, subject to certain exceptions, acquires 20% or more of the outstanding voting stock of the Company then outstanding, or (ii) during any period of 24 consecutive months, the individuals who at the beginning of such period constituted the Board ("incumbent directors") cease for any reason other than death to constitute at least a majority thereof (except that any director who is not a director at the beginning of such 24-month period shall be deemed to have satisfied such requirement if such director was elected by or on the recommendation or with the approval of at least 60% of the directors who then qualified as incumbent directors); or (iii) the approval by the shareholders of an acquisition of the Company by an entity other than the Company or a subsidiary or parent through the purchase of assets, or by merger, or otherwise. A "Potential Change in Control" occurs upon (i) the approval by the Board of an agreement by the Company which would result in a Change in Control of the Company (as defined) or
(ii) the acquisition of beneficial ownership directly or indirectly by any person or group of shares of the Company representing 5% or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan. The "Change in Control Price" is the highest price per share paid in any transaction reported on The Nasdaq National Market or on any securities exchange on which the Company's shares may be traded or paid or offered in any bona fide transaction relating to a potential or actual Change in Control at any time during the 60-day period immediately preceding the occurrence of the Change in Control or Potential Change in Control.

        TAX RULES. The following is a brief summary of the federal income tax rules currently applicable to stock options that may be granted under the Plan.

        The grant of a NQSO will have no immediate tax consequences to the grantee or to the Company. Upon the exercise of a NQSO, the grantee will recognize ordinary income (and the Company will generally be entitled to a compensation deduction) in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of the exercise of the option over the option exercise price. The grantee's tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the grantee, and the grantee's holding period will commence on the date the shares are transferred. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

        Upon a subsequent sale of shares of Common Stock acquired pursuant to the exercise of a NQSO, any difference between the grantee's tax basis in the shares and the amount realized on the sale is treated as long-term or short-term capital gain or loss, depending on the holding period of the shares.

        The grant of an ISO will have no immediate tax consequences to the grantee or to the Company. The exercise of an ISO by the payment of cash to the Company will generally have no immediate tax consequences to the grantee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company. If a grantee holds the shares acquired pursuant to the exercise of an ISO for the required holding period, the grantee generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price). In such a case, no compensation deduction will be allowable to the Company in connection with the grant or exercise of the ISO or the sale of shares of Common Stock acquired pursuant to such exercise.

        If, however, a grantee disposes of the shares prior to the expiration of the required holding period (a "disqualifying disposition"), the grantee will recognize ordinary income (and the Company will generally be entitled to a compensation deduction) equal to the excess of the fair market value of the shares of Common Stock on the date of exercise (or the proceeds of the disposition, if less) over the exercise price. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

       Certain limitations apply to the Company's deduction of compensation payable to the person serving as its chief executive officer or to any of its three other most highly compensated executives in office as of the end of the year in which such compensation would otherwise be deductible. In general, the Company may not deduct compensation, other than "performance-based" compensation, payable to such an executive in excess of $1 million for any year.

       PROPOSED AMENDMENT. The text of the proposed amendment is set forth below. If approved by the shareholders, the amendment will become effective as of the date of such approval, July 31, 1998. A copy of the full text of the Plan is available upon request.

        The Funco, Inc. 1993 Stock Option Plan dated May 28, 1993, as amended (the "Plan"), is hereby amended, subject to shareholder approval, effective July 31, 1998, by the revision of paragraph 1 of Section 3 of the Plan in its entirety to read as follows:

                  "SECTION 3.  Stock Subject to Plan.

                  The total number of shares of Stock reserved and available for distribution under the Plan shall, effective July 31, 1998, be increased by 300,000 shares to 1,245,595 shares of Stock, which number shall be increased annually, on May 1st, by an amount equal to 1% of the number of shares of Stock outstanding as of the end of the most recently ended fiscal year. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. The number of shares of Stock available for Incentive Stock Options shall be limited to 948,750."

        Except as stated above, the Plan remains in full force and effect.

        The affirmative vote of a majority of the shares of Common Stock present and voting on such matter is necessary for the approval of the increase in the number of shares of Common Stock subject to the Plan.

        The Board of Directors recommends that you vote FOR the proposal to increase the number of shares authorized to be issued under the 1993 Stock Option Plan by 300,000 shares of Common Stock. Your Proxy will be so voted unless you specify otherwise.

                                 PROPOSAL NO. 3

                      RATIFICATION OF INDEPENDENT AUDITORS

        Ernst & Young LLP, independent auditors, have been the auditors of the accounts of the Company for the past eight fiscal years. They have been appointed by the Board of Directors of the Company for the purpose of auditing the Company's accounts for the 1999 fiscal year and shareholder ratification of such appointment is requested.

        Representatives of the firm of Ernst & Young LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

        The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the appointment of Ernst & Young LLP. In the event that the appointment of Ernst & Young LLP should not be approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time, either this fiscal year or the next.

        The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for fiscal 1999. Your proxy will be so voted unless you specify otherwise.

                            OTHER EXECUTIVE OFFICERS

        The Company's executive officers, other than Messrs. Pomije and Bodine, are identified below.

        JEFFREY R. GATESMITH, 46, has served as vice president of retail operations and human resources of the Company since January 1992. From 1988 to 1991, he served as vice president of human resources for the sixty-store retail jewelry operations of Henry Birks and Sons, Ltd., Montreal, Quebec, Canada, and as vice president of operations for Amerpro, Inc., a California firm offering residential painting services from 1987 to 1988.

        ROBERT M. HIBEN, 40, has served as chief financial officer and secretary of the Company since April 1995. Mr. Hiben joined the Company as controller in February 1992. He was chief financial officer of Bretts Department Store Company, a nineteen-store chain, from 1990 to 1992, and served in various financial capacities, most recently as director of financial planning, for Wilsons The Leather Experts, a national retailer of leather apparel, from 1982 to 1990.

                      REPORT OF THE COMPENSATION COMMITTEE

        With respect to executive compensation, the objectives of the Committee are to establish and maintain programs and practices that will align executive compensation with the Company's performance and profitability as well as motivate and retain executive officers. In meeting these objectives, the Compensation Committee has determined that executive compensation plans are to include competitive base salaries, performance based cash bonuses and appropriate long-term stock based incentive awards.

ELEMENTS OF THE COMPANY'S EXECUTIVE COMPENSATION PLANS

        BASE SALARY. The Board of Directors establishes the base salary level for each executive officer, including the chief executive officer, based upon recommendation of the Compensation Committee. In developing specific salary recommendations, the Compensation Committee considers the scope of responsibility for each executive officer, the individual's experience, the competitive marketplace for the position and input from a consultant hired by the Company. Base salaries of the Company's Named Executive Officers increased an average of approximately 21% during fiscal 1998.

        PERFORMANCE-BASED CASH BONUS. The Board of Directors establishes an annual cash bonus plan based upon recommendation of the Compensation Committee, which correlates incentive payments to factors including overall Company financial performance, specific individual objectives and the individual executive officer's base salary. The Company awarded performance based cash bonuses to its Named Executive Officers during fiscal 1998 with bonus amounts averaging approximately 48% of base salary.

        STOCK-BASED INCENTIVE AWARDS. The Compensation Committee and the Board of Directors believe that stock-based incentive awards encourage and reward effective management actions that bring about long-term corporate financial success, primarily as measured by increases in shareholder value. During fiscal 1998 the Board of Directors, upon recommendation of the Compensation Committee, granted options to purchase an aggregate of 114,400 shares at prices ranging from $14.25 to $16.80 to the Named Executive Officers.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

        The following criteria were applied by the Compensation Committee to determine compensation for the Chief Executive Officer, Mr. Pomije, for the last fiscal year.

        The Committee established Mr. Pomije's annual base salary for fiscal 1998 to be $255,000, based upon the criteria described above regarding base salary. The Committee established Mr. Pomije's annual incentive bonus opportunity at a level at which achievement of bonus, together with base salary, would have been marketplace competitive. The Company awarded an incentive bonus to Mr. Pomije in the amount of $127,500 for achieving fiscal 1998 results. The Committee recommended to the Board of Directors that pursuant to the 1993 Stock Option Plan, Mr. Pomije should be granted 26,500 and 15,900 shares of Common Stock at exercise prices of $16.80 and $15.67 per share, respectively.

OTHER INFORMATION

        In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Compensation Committee does not believe that the Section 162(m) limitation will materially affect the Company in the near future given the current level of compensation of the executive officers.

        The Compensation Committee:   Richard T. Guidera and George E. Mileusnic

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's chief executive officer and the three other executive officers whose total cash compensation in fiscal 1998 (based on salary and bonus) exceeded $100,000 (the "Named Executive Officers").


                                                 ANNUAL COMPENSATION       LONG TERM
                                       FISCAL    -------------------      COMPENSATION
       NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS      AWARDS/OPTIONS
-------------------------------------  ------    --------   --------    ----------------
David R. Pomije......................   1998     $255,000   $127,500     42,400 shares
Chief Executive Officer                 1997      200,000    120,000     37,300 shares
                                        1996      180,000       --       18,500 shares

Stanley A. Bodine....................   1998      200,000    100,000     36,640 shares
President and Chief Operating Officer   1997      168,000    100,800     34,500 shares
                                        1996      153,750       --       33,500 shares

Jeffrey R. Gatesmith.................   1998      115,000     50,300     18,080 shares
Vice President of Retail Operations     1997      102,000     47,500     20,900 shares
and Human Resources                     1996       88,200     11,730     22,400 shares

Robert M. Hiben......................   1998      110,000     47,200     17,280 shares
Chief Financial Officer                 1997       92,000     46,000     18,900 shares
                                        1996       78,750     11,125     20,000 shares

OPTIONS GRANTED DURING FISCAL 1998

        The following table provides information relating to options granted to the Named Executive Officers during fiscal 1998



                                                                                          POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANT                            VALUE AT ASSUMED
                         -------------------------------------------------------------    ANNUAL RATE OF STOCK
                                          PERCENT OF TOTAL                                PRICE APPRECIATION
                                         OPTIONS GRANTED TO                                 FOR OPTION TERM
                           OPTIONS          EMPLOYEES IN        EXERCISE    EXPIRATION   ---------------------
           NAME          GRANTED (1)        FISCAL YEAR           PRICE        DATE        5%(2)      10%(2)
----------------------   -----------     -------------------    --------    ----------   --------    ---------

David R. Pomije.......      26,500               9.2%            $16.80      6/15/2002   $123,001    $271,799
                            15,900               5.5              15.67     12/23/2002     68,836     152,110

Stanley A. Bodine.....      22,900               8.0              15.27      6/15/2007    219,914     557,305
                            13,740               4.8              14.25     12/23/2007    123,134     312,047

Jeffrey R. Gatesmith..      11,300               3.9              15.27      6/15/2007    108,516     275,002
                             6,780               2.4              14.25     12/23/2007     60,761     153,979

Robert M. Hiben.......      10,800               3.8              15.27      6/15/2007    103,715     262,834
                             6,480               2.3              14.25     12/23/2007     58,072     147,166



------------------
(1) The number indicated is the number of shares of Common Stock that can be acquired upon exercise of the related option. The Company has not granted any SARs. All options granted in fiscal 1998 were nontransferable, vest over a period of three years, become exercisable in three equal annual installments commencing either June 16, 1998 or December 24, 1998, and provide for forfeiture of unvested options upon termination of employment.

(2) The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the Securities and Exchange Commission and are not intended to, and do not, forecast or assume actual future stock prices. The Company believes that future stock appreciation, if any, is unpredictable and is not aware of any formula that will determine with any reasonable accuracy the present value of stock options based on future factors which are unknowable and volatile. No gain to optionees is possible without an appreciation in stock prices, and any such increase would benefit all shareholders. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES DURING FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

         The following table provides information related to options exercised by the Named Executive Officers during fiscal 1998 and the number and value of options held at fiscal year-end. The Company does not have any outstanding stock appreciation rights.


                                                                                    VALUE OF
                                                     NUMBER OF                     UNEXERCISED
                                                    UNEXERCISED                   IN-THE-MONEY
                         SHARES                      OPTIONS A                     OPTIONS AT
                        ACQUIRED                   FISCAL YEAR-END               FISCAL YEAR-END(1)
                           ON        VALUE   ---------------------------    ----------------------------
          NAME          EXERCISE   REALIZED  EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------   --------   --------  -----------   -------------    -----------    -------------
David R. Pomije.......        -            -    38,980         73,434         $255,703        $325,972
Stanley A. Bodine.....        -            -    86,588         70,807          879,058         451,941
Jeffrey R. Gatesmith..    5,175      $68,155    46,560         39,481          440,543         271,959
Robert M. Hiben.......    5,050       88,327    41,773         36,547          395,155         247,208

 -------------------
(1) Value is determined by the difference between the closing price of the Company's Common Stock on March 29, 1998, which was $17.50, and the option exercise price (if less than $17.50) multiplied by the number of shares subject to the option.

                              CERTAIN TRANSACTIONS

        2nd Swing, Inc. ("2nd Swing"), a corporation in which David R. Pomije, the Company's Chief Executive Officer, director and major shareholder, holds a majority interest, received certain management services from the Company during fiscal 1998, the value of which was approximately $46,000 (2nd Swing has reimbursed Funco for such services). During fiscal 1999, the Company anticipates providing additional services to 2nd Swing, the value of which is not expected to exceed $100,000. The Company is to be reimbursed for the full value of these services plus interest at the Company's current borrowing rate plus 0.50%. This management services agreement is expected to be terminated by the end of fiscal 1999. Payment is personally guaranteed by Mr. Pomije. The charge for such services is substantially equivalent to the amount that 2nd Swing would have been required to pay to third-party providers.

                             STOCK PERFORMANCE CHART

        The following table compares the cumulative total shareholder return on Common Stock for the period commencing April 4, 1993 through March 29, 1998, with the cumulative total return on the NASDAQ United States Stock Market Index and the NASDAQ Retail Trade Index over the same period. This comparison assumes $100 was invested on April 4, 1993, in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of all dividends.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG FUNCO, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ RETAIL TRADE INDEX

                              [PLOT POINTS GRAPH]

                            4/04/93  4/03/94  4/02/95  3/31/96  3/30/97  3/29/98
                            -------  -------  -------  -------  -------  -------

Funco, Inc.                  $100      $106     $ 36     $ 32     $109    $130
Nasdaq Stock Market (U.S.    $100      $111     $124     $168     $191    $281
Nasdaq Retail Trade          $100      $108     $104     $130     $132    $193

*$100 INVESTED ON 4/04/93 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                  OTHER MATTERS

        The Board of Directors is not aware that any matter, other than those described in the Notice, will be presented for action at the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the proxied shares in accordance with their best judgment on such matters.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        All shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its offices on or before February 26, 1999.

                             ADDITIONAL INFORMATION

        A copy of the Company's Annual Report to Shareholders for the fiscal year ended March 29, 1998, accompanies this Notice of Annual Meeting of
Shareholders and Proxy Statement.

                                   By  Order of the Board of Directors



                                   Robert M. Hiben
                                   SECRETARY

  June 26, 1998

                                   FUNCO, INC.
                                      PROXY
                ANNUAL MEETING OF SHAREHOLDERS -- JULY 31, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        The undersigned hereby appoints David R. Pomije and Stanley A. Bodine, or either of them, proxies or proxy, with full power of substitution, to vote all shares of Common Stock of Funco, Inc. (the "Company") which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders to be held at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, July 31, 1998, at 10:00 a.m. Central Daylight Time, and at any adjournment thereof, as directed below with respect to the proposals set forth below, all as more fully described in the Proxy Statement, and upon any other matter that may properly come before the meeting or any adjournment thereof.

   1.   ELECTION OF DIRECTORS.

        [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to vote for
            (except as marked to the             all nominees listed below
            contrary below)

    DAVID R. POMIJE STANLEY A. BODINE RICHARD T. GUIDERA GEORGE E. MILEUSNIC
                               PATRICK J. FERRELL
   (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)


   ---------------------------------------------------------------------------
   2.   APPROVAL OF AMENDMENT TO THE 1993 STOCK OPTION PLAN.
                              [ ] FOR [ ] AGAINST [ ] ABSTAIN

   3.   RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
        AUDITORS.
                              [ ] FOR [ ] AGAINST [ ] ABSTAIN


            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)
   4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

        The power to vote granted by this Proxy may be exercised by David R. Pomije and Stanley A. Bodine, jointly or singly, or their substitute(s), who are present and acting at said Annual Meeting or any adjournment of said Annual Meeting. The undersigned hereby revokes any and all prior proxies given by the undersigned to vote at this Annual Meeting.

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDERS' INSTRUCTIONS. IF THE SHAREHOLDER(S) WHO EXECUTE THIS PROXY DO NOT WITHHOLD THEIR VOTES FOR THE ELECTION OF DIRECTORS AND DO NOT VOTE AGAINST OR ABSTAIN FROM VOTING ON PROPOSAL NO. 2 OR NO. 3, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS AND FOR PROPOSALS NO. 2 AND NO. 3.


                                   It is urgent that each shareholder complete, date, sign and mail this Proxy as soon as possible. Your vote is important!

                                   Dated --------------------------- ,1998

                                   ----------------------------------------
                                   Signature of Shareholder(s)


                                   ----------------------------------------
                                   Signature of Shareholder(s)


                                   Please date and sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation or partner of a partnership, please give your title as such.


                    PLEASE DO NOT FORGET TO DATE THIS PROXY.